Exhibit 99.6

Consent

I, Douglas L. Maine, hereby consent to being named in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Albemarle Corporation (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of July 15, 2014, among Albemarle Corporation, Rockwood Holdings, Inc. and Albemarle Holdings Corporation as a person who will become a director of Albemarle Corporation.

/s/ Douglas L. Maine
Douglas L. Maine

Dated: August 27, 2014